Exhibit 11.1

Code of Ethics for Financial Professionals

Effective: January 20, 2006

Revised: April 1, 2024

(Objective)

Article 1 This Code of Ethics for Financial Professionals (hereinafter referred to as the “Code”) sets forth the code with which the financial professionals of the Mizuho Financial Group, Inc. (hereinafter referred to as “the Company”) must comply.

(Definition)

Article 2 For the purposes of this Code, “financial professionals” refers to the Company’s Director(s), executive officer(s) as defined in the Companies Act, executive officer(s) as defined in our internal regulations, and employees involved in finance, accounting, and disclosure.

(Conflicts of Interest)

Article 3 The financial professionals must always act honestly and ethically, including in cases in which their personal interests and professional interests conflict with each other either substantially or formally.

(Disclosure)

Article 4 The financial professionals must submit, report, disclose and carry out all other external announcements of the financial reports, etc. of the Company in a complete, fair, accurate, and timely manner, as well as in a manner easy to understand.

(Compliance with Laws and Regulations, etc.)

Article 5 The financial professionals must comply with all laws, regulations, rules and accounting principles that apply to the execution of their duties.

(Prohibited Acts)

Article 6 The financial professionals must not take actions to deceive, extort, conciliate, or mislead auditing corporations involved in audits of the financial statements of the Company with the objective of causing misunderstanding regarding said financial statements.

(Reporting)

Article 7 In the case that a violation of this Code has occurred or is suspected to have occurred, the financial professionals must immediately report to the manager or compliance manager of the department. If the manager or compliance manager of the department does not take appropriate action, the compliance hotline may be notified.

(Liability)

Article 8 The financial professionals must always act in accordance with this Code.

② In the case that a financial professional has violated this Code, they will not only be subject to disciplinary action under the regulations of the Company but may also bear civil or criminal liability under the related laws and regulations.

(Amendment and Cancellation)

Article 9 Amendment or cancellation of this Code shall be carried out with the approval of the Board of Directors.

End of document